EXHIBIT 10.25

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

RESEARCH AND DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

THIS LICENSE AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of the 22nd day of SEPT, 2005 (the “Effective Date”) by and between Eiffel Technologies Limited ACN 072 178 977 of 3 Innovation Road North Ryde NSW 2113 Australia (“EIFFEL”), and MAP Pharmaceuticals, Inc. of 2400 Bayshore Parkway, Suite 200, Mountain View, California, 94043 USA, a Delaware corporation, (“MAP”). EIFFEL and MAP are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, EIFFEL is engaged in the research and development of engineered particles to enhance the therapeutic performance of compounds for inhalation therapy by pulmonary or nasal delivery using its proprietary supercritical fluid particle formation technology, including but not limited to the aerosol solvent extraction system (the “ASES Technology”);

WHEREAS, MAP is engaged in the research and development of proprietary drug delivery systems for inhalation therapy by pulmonary or nasal delivery, including devices and formulations suitable for those devices;

WHEREAS, MAP and EIFFEL entered into a Confidentiality Deed dated February 23, 2004, a Confidentiality Agreement dated February 9, 2005 (the Confidentiality Deed and Confidentiality Agreement collectively referred to as the “Non-Disclosure Agreements”), a Feasibility Study Deed dated 18 November, 2004 for the development of a budesonide formoterol combination particle, (the “Combination Feasibility Study”) and a second Feasibility Study Deed dated February 20, 2005 for the development of a budesonide particle (the “Budesonide Feasibility Study”) whereby MAP provided certain instructions and funding for the development of engineered particles of pharmaceutical compounds for administration by inhalation;

WHEREAS,	MAP and EIFFEL desire to define the terms and conditions under which EIFFEL will develop Product Intermediates and assist in the supply of such Product Intermediates for the use in Products; and

WHEREAS,	MAP desires to obtain and EIFFEL is willing to grant to MAP, a license under the EIFFEL Intellectual Property in the Fields to develop, manufacture, market and sell, offer for sale, import and export Products on the terms and conditions provided in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

PART I:    DEFINITIONS

1.1.      Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean a corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with a Party to this Agreement. For such purposes, “control,” “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

“Beta-agonist” shall mean any [ * ] beta-agonist or any [ * ] beta agonist as those terms may be further defined from time to time in a generally accepted pharmacology textbook.

“Commercial Launch” shall mean on a country-by-country basis, the first sale of a Product to a Third Party following Regulatory Approval of the Product in such country.

“Compound” shall mean (i) any beta-agonist in combination with any steroid; (ii) any steroid; and (iii) insulin, as well as any salts, isomorphs, polymorphs, cogeners or isomers of the preceding. Initial specifications for each Compound will be agreed to by the parties and after such agreement shall be attached hereto as Exhibit 1 and considered an original part of this Agreement.

“Confidential Information” has the meaning set forth in Section 13.

“Compulsory License” shall mean a compulsory license under the EIFFEL Intellectual Property obtained by a Third Party through the order, decree, or grant of a competent governmental authority, authorizing such Third Party to manufacture, use, sell, offer for sale or import a Product in a particular country.

“Control” shall mean the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Development Milestones” shall mean the development milestones in relation to each Field as set out in Exhibit 8.

“DMF” shall mean Drug Master File maintained with the FDA and the equivalent thereof, if any, in jurisdictions outside the United States.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“EIFFEL Developed Technology” shall mean improvements to the EIFFEL Know-How and EIFFEL Patents conceived, created, developed or otherwise invented or acquired solely by an employee or agent of EIFFEL or one of its Affiliates or a Third Party (under contract with EIFFEL or one of its Affiliates) as a direct result of fulfilling obligations or exercising rights, including the sharing of Confidential Information, under this Agreement or any other agreement between the Parties.

“EIFFEL Intellectual Property” shall mean the EIFFEL Know-How, the EIFFEL Patents and the EIFFEL Developed Technology. EIFFEL Intellectual Property excludes (a) technologies solely relating to: the Compound, Formulation, or the Product; and (b) products, processes, methods, technologies and other inventions in the public domain or that are owned or made by Third Parties (other than on behalf of EIFFEL or its Affiliates) and not Controlled by EIFFEL or its Affiliates.

“EIFFEL Know-How” shall mean any and all rights owned, licensed or controlled by EIFFEL as of the Effective Date to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to the production or manufacture of Product Intermediate which is not generally known to the public. It is expressly acknowledged by the Parties that the EIFFEL Know-How shall not include any MAP Know-How.

“EIFFEL Patents” shall mean any and all rights under the Patent Applications and/or Patents as set forth in Exhibit 2 and Exhibit 2a as of the Effective Date and as amended from time to time, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof. In the event any additional EIFFEL Patent or Patent Application is necessary or useful to allow MAP to practice the rights granted to it by EIFFEL herein, EIFFEL shall include such Patent or Patent Application in Exhibit 2 or Exhibit 2a, as applicable.

“EMEA” shall mean the European Medicines Evaluation Agency, or any successor thereto, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedure in the European Union.

“FDA” shall mean the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

“Field” shall mean the administration of a Product by inhalation as follows: (i) for a Product containing any Beta-agonists and any steroid, the Field shall be limited to administration via pulmonary delivery; (ii) for a Product containing a steroid as the sole active ingredient, the Field shall include administration by pulmonary or nasal delivery; and (iii) for any Product containing Insulin as the sole active ingredient, the Field shall include administration by pulmonary or nasal delivery. The parties may add additional fields to the definition of Field as the parties may mutually agree from time to time, under the terms of this Agreement.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Formulation” shall mean a composition of Product Intermediate suitable for administration by inhalation via pulmonary or nasal delivery, as applicable. A Formulation may comprise a mixture, blend or solution of the Product Intermediate combined with excipients and/or adjuvants or neat Product Intermediate and a single Product Intermediate may be covered by more than one Formulation. Specifications for each Formulation will be developed by MAP and after such development shall be attached hereto as Exhibit 3 and considered an original part of this Agreement.

“GCP” shall mean the then-current standards, practices and procedures set forth in the guidelines entitled in “Good Clinical Practice: Consolidated Guideline,” including related regulatory requirements imposed by the FDA, any successor agency and as applicable the equivalent thereof in jurisdictions outside the United States.

“GMP” shall mean the good manufacturing practices which are then-current regulations set forth in 21 C.F.R. Parts 210 – 211, 820 and 21 C.F.R. Subchapter C (Drugs), Quality System Regulations and the requirements thereunder imposed by the FDA and, as applicable, the equivalent regulations and requirements in jurisdictions outside the United States.

“Head Room Zero” shall mean with respect to EIFFEL a determination made by EIFFEL that the forecasted cash outflow of Eiffel for the next [ * ] exceeds forecasted available cash resources.

“In-Market” shall mean the sale of a Product in the Territory by MAP or an Affiliate of MAP, or where applicable, by a sublicensee, to an unaffiliated Third Party, such as a wholesaler, distributor, managed care organization, hospital or pharmacy and shall exclude bona fide sales of a Product by one MAP Affiliate to another MAP Affiliate or to a sublicensee in the regular course of business as carried out on or after the Effective Date.

“Information” shall mean formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, results, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, whether or not patentable.

“Insolvency Event” shall mean the occurrence of any one or more of the following events in relation to any person:

(a)	an application is made to a court for an order, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed;

(b)	a liquidator or provisional liquidator is appointed;

(c)	an Administrator (as defined in section 9 of the Corporations Act 2001 (Cth) or a Controller (as defined in section 9 of the Corporations Act) is appointed to any of its assets;

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;

(e)	it proposes a winding up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(f)	it is insolvent as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law (including under section 459C(2) or section 585 of the Corporations Act)) or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;

(g)	it becomes, or states that it is, an Insolvent under Administration (as defined in section 9 of the Corporations Act) or action is taken which could result in that event;

(h)	an order is made, a resolution is passed, or any other action taken, in each case which is preparatory to or could result in any of the matters referred to in paragraphs (a) – (g) inclusive;

(i)	it is taken to have failed to comply with a statutory demand as a result of section 459F(1) of the Corporations Act;

(j)	a notice is issued under sections 601AA or 601AB of the Corporations Act;

(k)	a writ of execution is levied against it or its property;

(l)	any step is taken by a mortgagee to enter into possession of or dispose of the whole or any part of the person’s assets or business;

(m)	it ceases to carry on business or threatens to do so; or

(n)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the above paragraphs of this definition.

“Insulin” shall mean the full length insulin molecule or any fragment thereof. “JDC” shall mean the Joint Development Committee as set out in Section 2.5(b).

“Laws” shall mean any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this Agreement or applicable to either of the Parties with respect to any matters set forth herein.

“MAP Developed Technology” shall mean improvements to the MAP Know-How and MAP Patents conceived, created, developed or otherwise invented or acquired solely by an employee or agent of MAP or one of its Affiliates or a Third Party (under contract with MAP or one of its Affiliates) as a direct result of fulfilling obligations or exercising rights, including the sharing of Confidential Information, under this Agreement or any other agreement between the Parties.

“MAP Intellectual Property” shall mean the MAP Know-How, the MAP Patents and the MAP Developed Technology. MAP Intellectual Property excludes (a) technologies solely relating to: production or manufacture of Product Intermediate; and (b)

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

products, processes, methods, technologies and other inventions in the public domain or that are owned or made by Third Parties (other than on behalf of MAP or its Affiliates) and not Controlled by MAP or its Affiliates.

“MAP Know-How” shall mean any and all rights owned, licensed or controlled by MAP as of the Effective Date to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to the Compounds, Formulations, Products and delivery devices in the Field which is not generally known to the public. It is expressly acknowledged by the Parties that the MAP Know-How shall not include any EIFFEL Know-How or the MAP Patents.

“MAP Patents” shall mean any and all rights under the Patent Applications and/or Patents owned by MAP as of the Effective Date and as amended from time to time, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof. The MAP Patents do not include the MAP Know-How.

“Net Sales” shall mean the aggregate gross In-Market sales amounts billed for each Product, in accordance with generally accepted accounting principles, less the following deductions relating to such sales, provided that all such deductions shall be commercially reasonable and consistent with standard industry practices and are actually paid:

(i)      trade, quantity and cash discounts or rebates actually allowed and taken;

(ii)      any adjustments on account of price adjustments, billing errors, rejected goods, damaged goods and returns;

(iii)      charge-backs granted or given to wholesalers and other distributors;

(iv)      payments or rebates paid in connection with sales of a Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs;

(v)      freight and insurance charges for industry standard freight, insurance or other transportation costs not charged to the customer; and

(vi)      any sales tax, use tax, tariffs, duties, excise or other governmental charges incurred in connection with exportation or importation, but only if directly imposed and with reference to particular sales, if applicable and provided such payments are detailed and made available in a manner which allows for tax credits under US-Australia tax treaties to be claimed. Any tax based on income is specifically excluded from this definition and will not be a deduction from gross In-Market sales to arrive at Net Sales.

In the event that MAP, its Affiliates or Sublicensees receives non-monetary compensation for the sale of a Product, then Net Sales shall also include the fair market value of such compensation.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“NDA” shall mean (a) the single application or set of applications for the Product and/or pre-market approval to make and sell commercially both a Formulation, which is, or was processed using, the Product Intermediate, filed by MAP or its sublicensee with the FDA or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceuticals or biological therapeutic products, delivery systems and devices in the United States and (b) any related registrations with or notifications to the FDA.

“Product Intermediate(s)” shall mean particles of the Compounds that have been engineered using EIFFEL Intellectual Property. Specifications for each Product Intermediate shall be agreed to by the Parties and after such agreement shall be attached hereto as Exhibit 5 and considered an original part of this Agreement.

“Patent” shall mean (i) letters patent and utility models including any extension, substitution, registration, confirmation, reissue, re-examination, renewal, or foreign corresponding rights thereof and (ii) to the extent rights are granted by a governmental authority thereunder, a Patent Application.

“Patent Application” shall mean an application for letters patent, including without limitation a continuation application, a continued prosecution application, a continuation in-part application or, divisional application, or foreign equivalents thereof.

“Product” shall mean the Formulation comprising the Product Intermediate and, to the extent required to effect delivery to a patient, a delivery device for use in the Field.

“Regulatory Approval” shall mean (a) in the United States, approval by the FDA of an NDA or other applicable filing and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other than the United States, e.g., Europe, approval by regulatory authorities having jurisdiction over such country, e.g., EMEA, of a single application or set of applications comparable to an NDA or other applicable filing, e.g., MAA, and satisfaction of any related applicable regulatory and notification requirements, if any, together with any other approval necessary to make and sell pharmaceuticals commercially in such country.

“Regulatory Health Authority” shall mean the FDA or any successor agency in the United States, and the equivalent regulatory authorities in other jurisdictions of the Territory, e.g., EMEA.

“Territory” shall mean worldwide.

“Third Party” shall mean any person or entity other than MAP, EIFFEL, a sublicensee of MAP or an Affiliate of any of them.

“Third Party Patents” shall mean any and all rights under the Patent Applications and/or Patents set forth in Exhibit 2A which EIFFEL has the exclusive license to use and sublicense for all fields of use as of the Effective Date and as amended from time to time, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations,

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

“Third Party Patents License Agreement” shall mean the license agreement entered into by and between The University of Sydney and Unisearch Limited as licensors and EIFFEL as licensee, dated April 18, 2001.

“Valid Claim” shall mean a claim of an issued and unexpired patent or an allowed claim in a pending patent application within EIFFEL Intellectual Property which has not been (i) revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is unappealable, or is unappealed within the time allowed for appeal, (ii) disclaimed or abandoned, or (iii) admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise.

“WP” means the work plan developed by the Parties in relation to the research and development collaboration in accordance with Section 2.8.

1.2.      Interpretation. In this Agreement:

(a)      the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa;

(b)      any reference to a Section or Exhibit, unless otherwise specifically provided, shall be respectively to a Section or Exhibit of this Agreement;

(c)      the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation;

(d)      the expressions “include”, “includes” and “including” shall be construed without limitation.

PART II:    RESEARCH AND DEVELOPMENT COLLABORATION

2.      Product and Manufacturing Development.

2.1.      General Background. As part of its responsibilities under this Agreement:

(a)      EIFFEL shall develop the Product Intermediate and manufacture non-GMP preclinical and clinical supplies of Product Intermediate under a WP developed under Section 2.8 and pursuant to the terms of this Agreement, and transfer such manufacturing process to a Third Party as mutually agreed by MAP and Eiffel. For the avoidance of doubt, it is not EIFFEL’s obligation under this Agreement to provide preclinical or clinical supplies of the Product Intermediates in accordance with GMP requirements but rather EIFFEL’s obligation to transfer the manufacturing process for such GMP Product Intermediates to such Third Party as set forth in this Agreement. For the avoidance of doubt, while the capital expenditures for the transfer of the manufacturing process for such Product Intermediates is assumed to be minimal as such Third Party is expected to have the basic infrastructure required to implement such manufacturing process, the Parties agree to negotiate a mechanisms to address any unforeseen capital expenditures that should arise in

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

relation to the transfer of such manufacturing process. MAP and EIFFEL agree to cover their own human resource and travel costs not included in a WP associated with the transfer of any such manufacturing process to a Third Party.

2.2.      Responsibilities of Eiffel.

EIFFEL has sole responsibility, unless otherwise set forth in this Agreement, for developing the process for producing the Product Intermediates. Specifically, EIFFEL’s responsibilities include but are not limited to:

(a)      developing a scalable process for manufacturing the Product Intermediates as set forth in Exhibit 6 hereto;

(b)      providing arrangements, including tasks relating to process development, technical transfer and project management, for the manufacture by a Third Party mutually acceptable to Eiffel and MAP under a pre-commercial manufacturing and supply agreement, the Product Intermediate for regulatory and toxicology studies, preclinical studies and Phase I and II clinical trials according to a schedule mutually agreed by the Parties

(c)      to the extent that EIFFEL has the appropriate skills, cooperating with MAP in its regulatory filings, including sending an appropriate representative as needed to meetings with the FDA or other appropriate Regulatory Health Authority as requested by MAP, and at the cost of MAP,

(d)      providing arrangements, including tasks relating to process development, technical transfer and project management, for the manufacture by a Third Party mutually acceptable to Eiffel and MAP under a commercial manufacturing and supply agreement, the Product Intermediate according to a schedule mutually agreeable to the Parties.

2.3.      Default by Eiffel.

(a)      In the event that EIFFEL

(i)      becomes subject to an Insolvency Event; or

(ii)      MAP terminates the Agreement as set forth under section 15.4,

EIFFEL expressly acknowledges and agrees that MAP will have the right to exercise its rights related to Products under this Agreement, including, but not limited to, carrying out such development work related to Products on its own account or through a third party and that the license granted pursuant to Section 4.1 shall, at the option of MAP, survive such default by EIFFEL, subject to the payment obligations of MAP as set forth in Section 7.2 and Section 7.3. In addition, if MAP becomes entitled to exercise its rights under this clause 2.3(a)(i) at any time during this Agreement, MAP shall exercise its rights as a secured creditor, and the full amount of the loan as described in Section 7.1 of this Agreement is immediately due and repayable by EIFFEL to MAP. Furthermore, EIFFEL, or its receiver, liquidator or administrator, will provide all reasonable assistance to MAP, including providing prompt access upon request to all documents, materials, tools, methodologies,

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EIFFEL Intellectual Property and any other information reasonably necessary to enable MAP or MAP’s appointed third party to exercise its rights related to Products under this Agreement and execute its rights as set forth in this Agreement, including, but not limited to, carrying out such development work related to Products.

(b)      As partial consideration for the financial obligations of MAP to EIFFEL under this Agreement and the financial and other obligations of EIFFEL to MAP as set forth in Sections 2.3(a) and 7.1 of this Agreement, EIFFEL as beneficial owner charges all of its present and future right, title and interest in the EIFFEL Intellectual Property in the Field, to the extent necessary for MAP to exercise its rights related to Products under this Agreement, to MAP as security for any default by EIFFEL under this Section 2.3:

(i)      This charge is a fixed charge over all of EIFFEL’s present and future interest in the EIFFEL Intellectual Property in the Field;

(ii)      The parties acknowledge that the maximum prospective liability secured by this charge for the purposes of establishing priority under section 282(3) of the Corporations Act is [ * ] dollars;

(iii)      No later than thirty (30) days after the Effective Date of this Agreement, EIFFEL must ensure that this charge is registered and filed in all relevant jurisdictions to ensure that it is fully effective and enforceable;

(iv)      After the charge has become enforceable EIFFEL must take all action required by MAP or its attorney or a receiver to assist them to realize the property secured by the charge.

(v)      EIFFEL will upon request by MAP do all things reasonably necessary including executing any documents to enable MAP’s interest in the EIFFEL Intellectual Property in the Field to be registered with the relevant registration authorities.

2.4.      Intentionally Left Blank.

2.5.      Responsibilities of MAP.

At MAP’s sole expense, MAP has sole responsibility for supply of Compounds to EIFFEL or a Third Party as appointed under the terms of this Agreement for the manufacture of all of the preclinical and clinical supplies of the Product Intermediates for use with the Products. In addition, MAP’s responsibilities include but are not limited to:

(a)      MAP will be solely responsible at its own expense, for developing, processing and manufacturing (i) the Formulations using the Product Intermediates supplied by EIFFEL hereunder as set forth in Exhibit 3 hereto;

(b)      [ * ]

(c)      [ * ]

(d)      [ * ] for the Product [ * ] in the Territory;

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)      [ * ] the Product;.

(f)      [ * ] Product [ * ] and

(g)      [ * ] Products in the Field in the Territory.

2.6.      Access to Information and Standard of Performance.

(a)      Sharing of Information. During the term of this Agreement, EIFFEL shall provide any portion of the EIFFEL Intellectual Property to MAP solely for the purpose of enabling MAP to exercise its rights under the license granted in this Agreement, and shall make available appropriate EIFFEL personnel to discuss such EIFFEL Intellectual Property with MAP personnel, as necessary or useful for MAP to perform its obligations under this Agreement and to assist MAP in the preparation of regulatory filings or fulfillment of regulatory obligations related to the Products.

(b)      Standard of Performance. Subject to Sections 2.1, 2.2 and 2.5, each Party, in performing its research and development activities and any other activities in connection with its performance of its obligations in this Agreement, shall comply with all Laws including where applicable, GCP and GMP as applicable.

(c)      Subcontracting Permitted. Each Party acknowledges and agrees that portions of the work to be performed by the other Party under this Agreement may be performed on behalf of the other Party by Third Parties, at the other Party’s sole discretion, provided that each Party shall first have obtained written confidentiality agreements with any such Third Parties as well as verbal approval by placing the Third Party into the WP. Also, each Party will use reasonable efforts to obtain from such Third Parties written assignments of, or equivalent rights under, all patent rights and know-how that such Third Parties may develop by reason of work performed under this Agreement, and will bear any and all costs associated with obtaining such assignments.

2.7.      Program Management. To plan and manage the research and development activities contemplated hereunder and to facilitate communication on research and development issues, the Parties shall appoint a Joint Project Team and a JDC, as set forth below.

(a)      Joint Project Team. Implementation of the WP (as more fully described in Section 2.8) and other day-to-day research and development activities hereunder shall be managed by a Joint Project Team, subject to oversight by the JDC. The Joint Project Team shall be comprised of appropriate representatives of both Parties, and shall meet no less frequently than once a month in person or by teleconference. Each Party shall appoint a project team leader (and other key contacts, as necessary) to serve as principal Joint Project Team liaisons for the Parties. Employees of each Party who are not on the Joint Project Team may attend meetings of the Joint Project Team, as required to further the aims of this Agreement and the research and development activities described herein. Any disagreements between EIFFEL and MAP representatives at the Joint Project Team level shall be referred to the JDC.

(b)      JDC. To oversee research and development activities under this Agreement, MAP and EIFFEL shall each appoint two (2) representatives to a JDC.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EIFFEL and MAP will each select a co-chairperson of the JDC. The function of the JDC shall be to: (i) approve updates and changes to the WP; (ii) supervise the activities of the Joint Project Team; (iii) resolve issues referred by members of the Joint Project Team; (iv) make strategic decisions related to and review the progress of research and development activities under this Agreement. In each year of this Agreement during which research and development activities are ongoing, the Parties shall hold at least two (2) regular “face-to-face” meetings of the JDC at which not less than one member from each Party shall attend. The JDC shall meet on a monthly basis by teleconference or videoconference. Employees of each Party who are not members of the JDC may attend meetings of the JDC as required to further the research and development activities under this Agreement. The regular “face-to-face” meetings of the JDC shall alternate between EIFFEL’s designated facility and MAP’s designated facility, with travel to such “face-to-face” meeting being at the cost of each Party. The co-chairpersons of the JDC will alternate responsibility for the preparation of minutes setting forth discussions made at each committee meeting, with the EIFFEL co-chairperson preparing minutes for the first JDC meeting; provided, however, that such minutes will not become official until agreed upon in writing by both co-chairpersons.

(c)      Decisions of the JDC and Dispute Resolution. The JDC shall operate [ * ] with representatives of EIFFEL [ * ] and representatives of MAP [ * ]. If the JDC fails to reach a consensus on any matter within its jurisdiction, the Parties shall [ * ]. Notwithstanding the foregoing, none of the terms or conditions of this Agreement may be deleted or modified as a result of the mechanism set forth in this Section 2.5(c), and any updates and changes to the WP shall require the written approval of both Parties.

2.8.      Work Plan.

(a)      General Considerations. The specific research and development, and preclinical and clinical manufacturing activities to be performed by each Party hereunder and the applicable timelines and budgets for such research and development activities and preclinical and clinical manufacturing shall be defined in one or more detailed WP approved in writing by both Parties. Budgets shall be calculated based on a fully loaded cost of [ * ] of development work, such fully loaded cost to include [ * ] applied to such direct labor hour at a billable rate of approximately [ * ] per full time equivalent per year. For the avoidance of doubt, the WPs shall be designed to address the research and development activities regarding specific Compounds and Product Intermediates regardless of the number of months required by the Parties to complete such research and development activities and preclinical and clinical manufacturing, provided however, that EIFFEL shall not be obligated to perform work collectively under the WPs that exceeds [ * ], as such work is detailed in the WPs. The JDC will be responsible for the implementation of the WPs. The initial WPs will be developed by the JDC within thirty (30) days after the Effective Date. The content and aims of the initial WPs are as set forth in Section 2.8(b). The initial WPs shall be reviewed on a quarterly basis to determine if any changes are necessary given the progress and results of the work as of such date. The WPs to cover the work to be performed by the Parties following the first WP under this Agreement shall be developed by the Joint Project Team formed pursuant to Section 2.7(a) and shall be delivered to the JDC for review and written approval. All updates and changes to the WPs shall be subject to written approval by both Parties. The WPs for each subsequent period, should such WPs be required, shall be approved by the Parties in writing. MAP shall not be required to pay for costs that exceed those costs estimated in a WP unless such costs are approved in writing by MAP and EIFFEL shall not be obligated to perform research and development and preclinical and clinical

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

manufacturing activities that are not set forth in a WP, unless agreed to in writing by the Parties prior to initiating such additional research and development and preclinical and clinical manufacturing activities.

(b)      Development and Content of the Initial WP. The initial WPs shall allocate the payment paid by MAP to EIFFEL as set forth in Section 7.1 to fund the research and development activities conducted by EIFFEL for MAP. Without such payment as set forth in Section 7.1, EIFFEL agrees that the research and development activities as set forth in this Agreement would not have been undertaken. The initial WP shall include, in addition to the applicable timelines, plans, estimates and budgets for the research and development activities to be conducted under each WP, a process for the establishment of an agreement, to the mutual satisfaction of the Parties, with a Third Party for the manufacture and supply of sufficient quantities of GMP Product Intermediate to allow MAP to conduct its research and development activities as set forth in this Agreement, including, but not limited to, toxicology studies, preclinical studies and the Phase I and II clinical trials (the “pre-commercial manufacturing and supply agreement”). EIFFEL shall be responsible for implementing and supervising the transfer of any relevant EIFFEL Intellectual Property, materials, processes or other information sufficient to allow the Third Party to manufacture and supply the GMP Product Intermediates using the EIFFEL Intellectual Property. Subject to Section 2.9, the Parties agree that each will be responsible for its own human resources and travel cost associated with the activities set forth in Section 2.7 and travel costs associated with Section 2.8. MAP shall enter into any pre-commercial manufacturing and supply agreement with such Third Party. EIFFEL shall be obligated to provide consultation and assistance to any such Third Party as reasonably required from time to time to allow such Third Party to fulfill its obligations under any pre-commercial manufacturing and supply agreement. For the avoidance of doubt, while the [ * ] for the transfer of the manufacturing process for such Product Intermediates is assumed to be minimal as such Third Party is expected to have the basic infrastructure required to implement such manufacturing process, the Parties agree to negotiate a mechanism to address any [ * ]. MAP and EIFFEL agree to cover their own human resource and travel costs associated with the transfer of any such manufacturing process to a Third Party.

2.9.      EIFFEL Personnel. Notwithstanding EIFFEL’s obligations regarding transfer of the manufacturing process for the Product Intermediates to a Third Party as set forth in Sections 2.1, 2.2 and 2.8, if MAP requests the presence of EIFFEL personnel to attend any meeting outside Australia on more than [ * ], the reasonable costs of travel and accommodation of such EIFFEL personnel shall be borne by [ * ].

2.10.    Diligent Efforts in General. Each Party shall use commercially reasonable efforts to develop and manufacture Product Intermediates and commercialize the Products for use in the Field.

(a)      EIFFEL’s Obligations. Subject to the limitations of Section 2.10(c), EIFFEL will use commercially reasonable efforts to perform its obligations under Sections 2.1 and 2.2 in accordance with the applicable timelines and budgets set forth in this Agreement, including Exhibit 6, as updated from time to time by mutual written agreement of the Parties save and except that EIFFEL makes no warrantee express or implied concerning the efficacy or commercial utility of the Product.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)      MAP’s Obligations. Subject to the terms and conditions of this Agreement including the limitations of Section 2.10(c), MAP will use commercially reasonable efforts to perform its obligations under Sections 2.1 and 2.5 in accordance with the applicable timelines set forth in this Agreement, as updated from time to time by mutual written agreement of the Parties.

(c)      Limitations. Although the Parties shall at all times be obligated to use commercially reasonable efforts under this Section 2.10 the Parties’ diligence obligations under this Section 2.10 are conditioned upon the absence of any material adverse condition or event related to the safety, bioavailability or efficacy of a Product, significant change in applicable requirements of any Regulatory Health Authority or other governmental agency, the occurrence of an event of Force Majeure, impediments caused by engineering of particles, manufacturing or other technical issues related to the Product Intermediates, or impediments caused by engineering, manufacturing or other technical issues related to the Compounds, Formulations, or Products. In addition, each Party’s diligence obligation under this Section 2.10 is also conditioned upon the timely and complete performance by the other Party in the performance of its related responsibilities.

3.      SUPPLY OF PRODUCT INTERMEDIATE.

3.1.      General. Exhibit 6 attached hereto sets forth the terms and conditions that govern the manufacture and supply of Product Intermediates by EIFFEL or its Third Party contract research organizations for use in the processing of the Formulation for use in the Product prior to the Commercial Launch. These terms shall continue to apply unless and until superseded by a manufacturing and supply agreement to be entered into after the Effective Date as provided in Section 3.2. The terms for the commercial supply of Product Intermediate by EIFFEL will be those terms set forth in the manufacturing and supply agreement to be negotiated by the Parties consistent with Section 3.2. The terms and conditions of this Agreement shall govern all purchase orders submitted by MAP for Product Intermediates, notwithstanding that a purchase order or the standard shipping document conflict or may provide for additional or different obligations of EIFFEL than the terms and conditions of this Agreement. Any such additional or different terms in any such purchase order or shipping documents are hereby expressly rejected.

3.2.      Manufacturing and Supply Agreement for Commercial Supply. MAP will negotiate in good faith with a Third Party and enter into a commercial manufacturing and supply agreement for the manufacture of Product Intermediate for MAP’s use in processing the Formulation for use in the Product. MAP shall enter the commercial manufacturing and supply agreement with the Third Party. EIFFEL will have the same responsibilities with regard to such commercial manufacturing and supply agreement as set forth in Section 2.8(b) of this Agreement.

PART III:    LICENSE OF INTELLECTUAL PROPERTY

4.      License Grants

4.1.      License to MAP. Subject to Section 4.2, EIFFEL hereby grants MAP an exclusive license to the EIFFEL Intellectual Property and the Third Party Patents in relation to the Field in the Territory, with the right to grant sublicenses under the conditions of Section 4.4, to develop, use, make (subject to the terms and conditions of this Agreement

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and any other agreement between the Parties relating to the manufacture and supply of the Products or Product Intermediates), sell, offer for sale, export and import the Products (including without limitation pursuant to Section 2.3). In no event shall MAP use the EIFFEL Intellectual Property or the Third Party Patents for purposes not related to MAP’S obligations to EIFFEL under this Agreement or any other agreement between the Parties relating to the manufacture and supply of the Products or Product Intermediates.

4.2.      Development Milestones. In granting the exclusive license to MAP in accordance with Section 4.1, MAP agrees to meet the Development Milestones as set forth in Exhibit 8. In the event that MAP fails to meet the Development Milestones as set forth in Exhibit 8, EIFFEL may [ * ]. The Parties agree that the dates specified in Exhibit 8 in which MAP is to achieve the specified milestones with respect to the [ * ] will be subject to a review by MAP and EIFFEL on the occurrence of any Milestone Review Event. For the purpose of this Agreement, a Milestone Review Event means any of the following: (i) the completion of the [ * ] (ii) the completion of the [ * ] or (iii) [ * ] On the occurrence of a Milestone Review Event, MAP and EIFFEL will confer as soon as possible after the occurrence of such Milestone Review Event to review the information generated in said Milestone Review Event and the impact of such information on the ability of MAP to reach one or more of the specified milestones in the time periods indicated in Exhibit 8. If MAP and EIFFEL reasonably determine that the information generated in the Milestone Review Event will adversely impact the ability of MAP to reach one or more milestones in the time periods indicated Exhibit 8, MAP and EIFFEL agree to cooperate with each other in revising the appropriate time periods for MAP to achieve one or more of the milestones as set forth in Exhibit 8.

4.3.      License to EIFFEL. Except as otherwise provided in this Agreement, MAP hereby grants to EIFFEL a non exclusive, royalty-free license in the Territory to use the MAP Intellectual Property solely to the extent useful or necessary for EIFFEL to fulfill its obligations to MAP under this Agreement. In no event shall EIFFEL use the MAP Intellectual Property for purposes not related to EIFFEL’S obligations to MAP under this Agreement.

4.4.      Sublicense Rights. Any sublicensee to whom MAP sublicenses rights under this Agreement shall agree to be bound by all of the applicable terms and conditions of this Agreement. MAP’s grant of any sublicense shall not relieve MAP from any of its obligations under this Agreement, and MAP shall remain jointly and severally liable for any breach of a sublicense by a sublicensee to the extent that such breach would constitute a breach of this Agreement and any breach of the sublicense by the sublicensee shall be deemed a breach of this Agreement by MAP to the extent that such breach would constitute a breach of this Agreement.

4.5.      No Implied Rights or Licenses. Neither Party grants to the other any rights or licenses in or to any patent or other intellectual property right, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this Agreement.

4.6.      Exclusivity Covenants. Subject to MAP meeting the Development Milestones as set forth in Exhibit 8, EIFFEL will not research, develop, or commercialize the methods within the Field that have been engineered using the EIFFEL Intellectual Property for [ * ] except pursuant to this Agreement, either alone or with a Third Party.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.      Marketing and Promotion; Regulatory Approval.

5.1.      General. MAP shall use commercially reasonable efforts to develop and obtain Regulatory Approval of the Product throughout the Territory, in accordance with the Development Milestones as outlined in Exhibit 8, provided that MAP shall not be required to develop and seek Regulatory Approval of the Product in each country of the Territory other than the United States and further provided that MAP shall not be required to seek Regulatory Approval for [ * ]. MAP shall have the sole discretion to decide which countries in the Territory other than the United States to develop and seek Regulatory Approval of any Product and which Product to seek the first Regulatory Approval. In making such determinations, MAP will review the results of the research and development activities as set forth in this Agreement and will select a [ * ] for the initiation of clinical trials to support a Regulatory Application. After the [ * ] Regulatory Approval, MAP shall use commercially reasonable endeavors to initiate a WP with Eiffel for [ * ] in accordance with the Development Milestones for [ * ] as outlined in Exhibit 8 and to seek Regulatory Approval for [ * ] covered under this Agreement with such WP being subject to the terms and conditions of this Agreement. After [ * ] Regulatory Approval [ * ] MAP shall use commercially reasonable efforts to commercialize such Product in the country/countries where Regulatory Approval was obtained.

5.2.      Preparation of Regulatory Filings. The Parties are responsible for preparing, filing, and maintaining, and shall own, the DMFs, Regulatory Applications and Regulatory Approvals relating to the Product Intermediates and Products as set forth below.

(a)      EIFFEL shall assist in the preparation of any DMF covering the methods and processes used in the production of the Product Intermediates using the EIFFEL Intellectual Property but at the cost of MAP with EIFFEL personnel being made available on the basis of charges at the rate of [ * ]. Any DMFs relating to manufacture of the Product Intermediate shall be processed by and at all times held in MAP’s name. For clarity, EIFFEL shall be responsible for creating any DMF relating to a Product Intermediate and MAP shall be responsible for maintaining any DMF relating to a Product Intermediate throughout the term of this Agreement. MAP shall own any DMFs covering the Formulations and the Products should such DMFs be required. Any DMFs relating to Formulations or the Products shall be processed and maintained by MAP and shall be at all times held in MAP’s name. MAP shall be responsible for creating and maintaining such DMFs throughout the term of this Agreement.

(b)      At its expense, MAP shall be responsible for filing and maintaining all Regulatory Applications and Regulatory Approvals with the FDA or any other Regulatory Health Authority whose approval is necessary to market the Product in such countries unless this right is transferred to a sublicensee. MAP, or its sublicensee, shall have sole control over all aspects of the filing and maintenance of such Regulatory Applications and Regulatory Approvals. MAP shall own all Regulatory Applications filed by MAP and Regulatory Approvals obtained pursuant to this Agreement.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.      EIFFEL Cooperation in relation to Regulatory Applications. EIFFEL shall provide to MAP reasonable cooperation, at MAP’s expense, in relation to the filing of any Regulatory Application, the maintenance of any Regulatory Approval and responding to any inquiries or inspections by the FDA or any other applicable Regulatory Health Authority. Such reasonable cooperation shall include, but not be limited to: (i) providing as required to: (a) MAP, its sublicensee, the FDA or other appropriate Regulatory Health Authority any documents or reference to such documents, whichever is requested or sufficient for the FDA or other Regulatory Health Authority, including but not limited to batch records, certificates of analysis, DMF’s and other appropriate records, useful or required by any law or regulation for the filing of a Regulatory Application or the maintenance of a Regulatory Approval; and (ii) permitting access to applicable EIFFEL personnel, at the reasonable request of MAP or it sublicensee. EIFFEL will authorize MAP, it sublicensee, the FDA or any appropriate Regulatory Health Authority to reference any DMF owned by EIFFEL with the FDA or such Regulatory Health Authority to the extent necessary to enable MAP to file Regulatory Applications and to maintain Regulatory Approvals hereunder.

5.4.      Notice of Communication with Regulatory Authorities. Each Party shall notify the other Party of any oral or written communications to or from Regulatory Health Authorities on matters related to the Formulations, Products and the Product Intermediates, or which may reasonably be deemed to impact development, manufacture or Regulatory Approval of the Products, and shall provide the other Party with copies of any such written communications within three (3) business days of receipt or delivery of such communication, as the case may be, or such earlier date as required by law, the FDA, EMEA or equivalent Regulatory Health Authority. In addition to the foregoing, each Party shall give the other Party sufficient opportunity to review and comment on any proposed response to any such oral or written communications to or from Regulatory Authorities prior to submitting any response thereto. Final discretion with respect to decision making regarding the response to the foregoing shall reside with the Party that is responsible for the matter generating the communication from the Regulatory Authority as defined in Section 5.2 of this Agreement.

5.5.      Adverse Reaction Reporting and Product Complaints. To the extent permitted by law, each Party shall notify the other in writing of all information that comes to its attention concerning adverse events relating to the Products. Such reports shall be provided within forty-eight (48) hours after receipt of the information in the case of any experience coincident with the use of the Products, whether or not considered drug-related, that suggests a significant hazard, contraindication, side effect or precaution or results in death, a life-threatening experience, inpatient hospitalization, prolongation of an existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect. Information concerning other adverse events not covered by the preceding sentence (including those covered in summary reports that may be prepared annually by a Party covering product complaints and complaint handling) shall be provided on a semi-annual basis by each Party to the other.

6.      Packaging; Patent Notice; Trademarks

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1.      Packaging. EIFFEL shall supply, or have supplied, the Product Intermediates in primary bulk (non-commercial) packaging. The external Product packaging, package inserts and any promotional materials associated with the Product shall carry, prominently and in a conspicuous location a patent notice in accordance with and when required by the applicable Laws of the country in which (a) the Product is sold and (b) a claim in a patent included in the EIFFEL Patent covering the Product exists, with the size, placement, positioning and location of such patent markings being determined by mutual agreement of the Parties.

6.2.      MAP may market, sell and/or distribute Products, including packaging, package inserts and any promotional materials associated with the Product, under any trademark or trade name selected by MAP (collectively a “MAP Trademark”). Such MAP Trademark shall remain the sole property of MAP or its customers as the case may be, and EIFFEL shall not use the MAP Trademark without the prior written consent of MAP.

6.3.      In the event MAP wishes to use an EIFFEL trademark or trade name (collectively an “EIFFEL Trademark”) on Product packaging, package inserts and any promotional materials associated with the Product, EIFFEL will enter into good faith negotiations for a royalty-free, non-exclusive license to use such EIFFEL Trademarks.

PART IV:    PAYMENT OBLIGATIONS

7.      Payment Obligations.

7.1.      Payment for Research and Development Obligations. In consideration of Eiffel undertaking the research and development obligations set out in Section 2 of this Agreement under the WP as set forth in Section 2.8, MAP shall pay to EIFFEL a payment of [ * ] in [ * ] by way of electronic transfers of the funds to the bank account nominated by EIFFEL as follows: (i) within ten (10) days of the execution of this Agreement, MAP shall pay to EIFFEL [ * ]; and (ii) commencing on the later to occur of: (1) thirty (30) days after the execution of this Agreement; or (2) the registration of the charge over the EIFFEL Intellectual Property as set forth in Section 2.3(b) of this Agreement, MAP shall make [ * ] payments in the amount of [ * ]. For sake of clarity, the sums defined in (i) and (ii) above shall be equal to and no more than [ * ]. MAP and EIFFEL agree that [ * ] of the [ * ] payment from MAP to EIFFEL as set forth in this Section 7.1 shall constitute a loan from MAP to EIFFEL as follows: (iii) on receipt of the [ * ] payment as described in Section 7.1(i) above, [ * ] shall be recognized by EIFFEL as a loan to EIFFEL from MAP; and (iv) on receipt of each of the [ * ] payments as described in Section 7.1(ii) above, [ * ] shall be recognized by EIFFEL as a loan to EIFFEL from MAP. For sake of clarity, the sums defined in (iii) and (iv) above shall be equal to and no more than [ * ]. The payments under this Section 7.1 is to be used by EIFFEL solely to further the research and development activities as set forth in this Agreement and is expected to fund the level of research and development activities set forth in the WP described in Section 2.8. The payment under this Section 7.1 shall be [ * ] against other amounts due by MAP to EIFFEL under this Agreement. The Parties agree that the loan under this Section 7.1 shall not be due and payable unless EIFFEL is in default under Section 2.3(a), and further shall be forgiven on the date the first Product receives Regulatory Approval in the United States.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.      Payment for License – Where No Sublicensee Involved. In partial consideration for the grant of the license by EIFFEL to MAP under Section 4.1, where MAP exploits the EIFFEL Intellectual Property without the assistance of a sublicensee MAP shall make the following payments (all in United States dollars) to EIFFEL by way of electronic transfers of the funds to the bank account nominated by EIFFEL:

(a)      Milestone Payments. MAP shall pay to EIFFEL the following milestone payments as set forth in the table immediately below. The milestone payments shall be non-refundable and non-creditable against other amounts due by MAP to EIFFEL under this Agreement.

For the [ * ]

Upon [ * ] for the [ * ]	[ * ]

Upon [ * ] for the [ * ]	[ * ]

Upon [ * ]	[ * ]

Upon [ * ] in the [ * ]	[ * ]

For the [ * ]

Upon [ * ] for the [ * ]	[ * ]

Upon [ * ] for the [ * ]	[ * ]

Upon [ * ]	[ * ]

Upon [ * ] in the [ * ]	[ * ]

(b)      Royalties. In partial consideration for the grant of the license by EIFFEL to MAP under Section 4.1, MAP shall pay EIFFEL a royalty on a quarterly basis, which royalty is based on Net Sales per annum for each Product sold in the Territory by MAP or its Affiliates, in which, and for so long as, the manufacture, use, sale, offer for sale, or import of such Product is covered by a Valid Claim of EIFFEL Patents:

Royalty Rate	Net Sales in the Territory (Per Annum)

[ * ]	Up to [ * ]

[ * ]	Greater than [ * ] up to [ * ]

[ * ]	Greater than [ * ] and up to [ * ]

[ * ]	Greater than [ * ]

As an illustrative example of the royalty payable under this Section 7.2(b), if Net Sales of the Product by MAP or its Affiliates for a given year amount to [ * ], EIFFEL will receive a [ * ]

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

royalty on the [ * ] of Net Sales (equal to [ * ] a [ * ] on the [ * ] of Net Sales (equal to [ * ] a [ * ] on the [ * ] and a [ * ] on the [ * ] of Net Sales (equal to [ * ]

(c)      Royalty Reduction. In the event that there is no Valid Claim of the EIFFEL Patents or Third Party Patents covering the manufacture, use, sale or import of the Product in a particular country, then the royalty due under Section 7.2(b) shall be reduced by [ * ] for such particular country from and after the first sale of a Product in such country which is not covered by a Valid Claim of the EIFFEL Patents or Third Party Patent covering the manufacture, use, sale or import of the Product in a such country until the termination of the obligation of MAP to pay royalties ceases as specified in Section 15.2 of this Agreement.

(d)      Compulsory License. If any Third Party obtains or is granted a Compulsory License in any part of the Territory to make, use sell, offer for sale, export or import a Product, then MAP and EIFFEL (whoever has first notice thereof) shall promptly notify the other Party. If the royalty rate (howsoever described) payable by the grantee of the Compulsory License is less than the royalty set forth in Sections 7.2(b) or 7.2(c) for such country, then the royalty payable by MAP hereunder in respect of those sales made under the Compulsory License shall be reduced [ * ]

(e)      Single Royalty. Royalties payable under Section 7.2(b) and milestones payments payable under Section 7.2(a) of this Agreement will be payable only once with respect to a particular unit of Product or a particular Product and will be paid only once regardless of there being more than one Patent or Patent Application applicable to such Product.

7.3.      Payment for License – Where Sublicensee Involved. In partial consideration for the grant of the license by EIFFEL to MAP under Section 4.1, where MAP exploits the EIFFEL Intellectual Property with the assistance of a sublicensee, MAP shall make the following payments (all in United States dollars) to EIFFEL by way of electronic transfers of the funds to the bank account nominated by EIFFEL:

(a)      Sublicensee Revenue Sharing. If MAP grants a sublicense under this Agreement to a Third Party(s) for the right to develop, market, promote, distribute offer for sale and/or sell a Product covered by this Agreement, then in lieu of the payments set forth in Section 7.2, MAP shall pay EIFFEL [ * ] of all amounts [ * ] generated from such sublicensee including [ * ] as set forth in Section 7.2(a); provided, however, that such revenue sharing shall not apply to any payments made by a sublicensee to MAP that are: (i) [ * ]; (ii) [ * ]: (iii) [ * ]; or (iv) [ * ] The Parties agree that the payments due to EIFFEL from MAP as described under this Section 7.3 shall not be influenced in any way by payments to EIFFEL from Third Parties in respect of research and development activities conducted by EIFFEL for the said Third Party. MAP will provide to EIFFEL, at EIFFEL’s written request, copies of such agreements with its sublicensees so that EIFFEL can verify the expenses set forth in the preceding sentence.

7.4.      Payments. Payments due under Sections 7.1, 7.2 and 7.3 shall be paid by way of electronic transfer of the funds to the bank account nominated by EIFFEL

(a)      In the case of payment due under Section 7.2(a), within thirty (30) days of the relevant milestone being obtained by MAP;

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)      In the case of payment due under Sections 7.2(b), 7.2(c) or 7.2(d), not later than sixty (60) calendar days following the end of each calendar quarter with respect to Net Sales in such quarter. Each payment under this Section 7.4(b) shall be accompanied by a written report showing (i) the calendar quarter for which such payment applies, (ii) the amount billed to Third Parties other than sublicensees for Product during such quarter, (iii) the total deductions from the amount billed to arrive at Net Sales, and (iv) the amount of royalties due.

(c)      In the case of payment due under Section 7.3(a), within thirty (30) calendar days of receipt of such payments by MAP.

Any late payments under this Agreement shall bear interest at a rate of prime plus [ * ] or the maximum rate permitted by Law, whichever is less.

7.5.      Currency of Payment. All payments to be made under this Agreement shall be made in U.S. Dollars. In the case of Net Sales, Net Sales outside the United States shall be first determined in the currency of the country in which they are earned and shall be converted quarterly into an amount in U.S. Dollars at the average of the bid and ask prices reported in the Wall Street Journal as of the close of the last business day of such quarter in which the payment is due. All such converted Net Sales and cost items shall be consolidated with U.S. Net Sales for each calendar quarter and the applicable payments determined therefrom.

7.6.      Additional Payments. If MAP, at its discretion, determines that it is required to make payments to one or more independent Third Parties or is required by an act of a court of competent jurisdiction in any country in the Territory to make payments to one or more Third Parties to obtain license or similar rights in order to exercise the rights granted to it by EIFFEL under the EIFFEL Intellectual Property or the Third Party Patents as set forth in Section 4.1 (the “Additional Payments”), MAP may reduce the payments set forth in Sections 7.2 and 7.3 which are payable in the future under this Agreement by an amount equal to the Additional Payments. Such reduction allowed as set forth in this Section 7.6 shall be limited to [ * ] of the [ * ] payable under [ * ] in any calendar quarter. Any excess reduction allowed as set forth in this Section 7.6 shall be carried forward into subsequent quarters, subject always to the [ * ] in any one calendar quarter.

PART V:    GENERAL OBLIGATIONS

8.      Record Keeping, Audits And Reporting.

8.1.      Record Keeping. MAP shall record, to the extent practical, Information relating to the research, development, processing and manufacture of the Formulation and the Product in standard laboratory notebooks, which shall be signed, dated and witnessed, or if kept electronically, suitably validated. EIFFEL shall record, to the extent practical, Information relating to the research, development, and manufacture of the Product Intermediate in standard laboratory notebooks, which shall be signed, dated and witnessed, or if kept electronically, suitably validated.

8.2.      Records Retention. MAP shall keep complete and accurate records of its regulatory filings and commercialization records related to the Products, including without limitation those relating to sublicensing, distribution, promotion, marketing and other

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

commercialization agreements, Product rejection, return or complaint records, invoices, shipping records or similar documents necessary to confirm MAP’s performance hereunder. Such records shall also contain sufficient detail to permit EIFFEL to confirm the accuracy of calculations of all payments made under Section 7. The records to be maintained by MAP under this Section 8.2 shall be maintained for a minimum of three (3) years following the year in which the corresponding efforts or payments, as the case may be, were made under this Agreement or longer if required by any applicable Law or Regulatory Health Authority. EIFFEL shall keep complete and accurate records of its regulatory filings related to the Product Intermediates necessary to confirm EIFFEL’S performance hereunder. The records to be maintained by EIFFEL under this Section 8.2 shall be maintained for a minimum of three (3) years following the year in which the corresponding efforts were made under this Agreement or longer if required by any applicable Law or Regulatory Health Authority.

8.3.      Audit Rights. EIFFEL has, at its expense (except as provided below), the right to audit, on an annual basis, the records maintained by MAP under Section 8.2, to determine with respect to any calendar year, the accuracy of any report or payment made under this Agreement. If EIFFEL desires to audit such records, it will engage an independent, certified public accountant reasonably acceptable to MAP to examine such records. Such accountant will be instructed to provide to EIFFEL a report on the findings of the agreed upon procedures verifying any report made or payment submitted by MAP during such period, but will not disclose to EIFFEL any Confidential Information of MAP not necessary therefore. The expense of such audit will be borne by EIFFEL; provided, however, that if an error of more than [ * ] is discovered, then such expenses shall be paid by MAP. Such auditors shall not be paid on a contingency basis. Any Information received by EIFFEL pursuant to this Section 8.3 is deemed to be Confidential Information of MAP. MAP has, at its expense, the right to audit, on an annual basis, or more frequently if requested or required by any Regulatory Health Authority, the records maintained by EIFFEL under Section 8.2 and as set forth elsewhere in this Agreement, to determine if EIFFEL is meeting its obligations with respect to its research and development activities under this Agreement.

8.4.      Reporting. To the extent permitted by Law, should EIFFEL determine that at any time it reaches Head Room Zero, EIFFEL shall be required, to the extent allowable under applicable Australian Law, to notify MAP within [ * ] after determining that Head Room Zero has been met and EIFFEL agrees to meet with MAP within [ * ] of such notification to discuss means for addressing the situation. Furthermore, to the extent permitted by law, EIFFEL shall notify MAP within [ * ] of receiving any material communication from The University of Sydney or Unisearch Limited regarding the Third Party Patents or the Third Party Patents License Agreement. Such communication shall include, but not be limited to, any notice that from The University of Sydney or Unisearch Limited that either intends to terminate the Third Party Patents License Agreement.

8.5.      Survival. This Section 8, excluding Section 8.4, survives the expiration or any termination of this Agreement for the period of [ * ] after the last payment is due by MAP to EIFFEL in accordance with this Agreement.

9.      Inventions, Know-How and Patents.

9.1.      Ownership of Inventions. With respect to all inventions and discoveries, whether or not patentable, made, developed, conceived and/or reduced to practice during the term of this Agreement, the Combination Feasibility Study and the

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Budesonide Feasibility Study, inventorship shall be determined as set forth under U.S. law. Regardless of inventorship, any invention or discovery, whether or not patentable, made, developed, conceived and/or reduced to practice during the term of this Agreement, the Combination Feasibility Study and the Budesonide Feasibility Study and relating [ * ] (collectively, the “EIFFEL Core Technology”) shall become the sole property of EIFFEL and shall be a part of the EIFFEL Intellectual Property. All other inventions or discoveries, whether or not patentable, made, developed, conceived and/or reduced to practice during the term of this Agreement, the Combination Feasibility Study and the Budesonide Feasibility Study shall become the sole property of MAP and shall be a part of the MAP Intellectual Property. Each Party agrees to execute any documents required to vest ownership in the proper Party as set forth above.

9.2.      Individual Program Patent Filings. Each Party has sole discretion and responsibility to prepare, file, prosecute and maintain Patent Applications or Patents for which it is the sole owner as set forth under Section 9.1 of this Agreement and shall control all related proceedings. The Parties will endeavor to file such Patent Applications before any oral, written or electronic disclosure of the inventions or discoveries claimed therein by either Party to maintain the validity of Patent Applications filed by the other Party and those Patent Applications filed outside of the United States. At least twenty (20) days prior to the contemplated filing date, each Party will submit to the other Party a substantially completed draft of any Patent Application arising under this Agreement. Each Party will confer with the other, and make reasonable efforts to adopt the other Party’s suggestions regarding the prosecution of such Patent Applications and will copy the other Party on any official actions and submissions in such Patent Applications; however, final discretion with respect to decision-making in connection with the prosecution of a Patent Application will reside with the party who is the sole owner as set forth under Section 9.1 of this Agreement.

10.    Infringement.

10.1.    Infringement of Third Party Rights

(a)      Notice. If the development, manufacture, use, import or sale of a [ * ] results in a claim for patent infringement by a Third Party, the Party to this Agreement first having notice of such claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.

(b)      Litigation Related to [ * ]. MAP [ * ] shall reasonably defend against any Third Party claim that is [ * ] including without limitation, any Third Party claim that arises out of the [ * ]; provided, however, that MAP shall not be obligated to defend those Third Party claims that EIFFEL has an obligation to defend under Section 10.1(c) below. EIFFEL shall cooperate with MAP at MAP’s request in such defense, and has the right to be represented by counsel of its own choice, at EIFFEL’s expense. If either Party is required by a final court order or a settlement entered into in good faith to make any payments (including without limitation any royalty payments and/or one-time or lump sum payments) to a Third Party in connection with the disposition or settlement of such claim under this Section 10.1(b), [ * ] such payments.

(c)      Litigation Solely Related to [ * ]. EIFFEL at its sole expense, shall reasonably defend against any Third Party claim that is solely related to [ * ] including [ * ] but excluding the [ * ] or in [ * ] MAP shall cooperate with EIFFEL at EIFFEL’s request

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and expense in such defense, and has the right to be represented by counsel of its own choice, at MAP’s expense. If either Party is required by a final court order or a settlement entered into in good faith to make any payments (including without limitation any royalty payments and/or one-time or lump sum payments) to a Third Party in connection with the disposition or settlement of such claim under this Section 10.1(c), [ * ] shall make all such payments; provided, however, that such payments made by MAP to such Third Party may be [ * ] in accordance with this Agreement subject to the following limitation: royalties payable by MAP to EIFFEL hereunder may not be reduced in any quarter by more than [ * ] by reason of such offset. Any excess amounts that have not been offset in a particular quarter may be carried into subsequent quarters until such excess amounts have been exhausted, subject always to the [ * ] in any one calendar quarter.

(d)    If a Party seeks to invoke the other Party’s obligation to defend pursuant to this Section 10.1, the procedures set forth in Section 12.3 shall apply with respect to any obligation to defend that is provided for in this Section 10.1.

10.2.      Infringement By Third Parties.

(a)      Notice. If any of the [ * ] Intellectual Property in the Field is infringed by a Third Party, the Party first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of such infringement in reasonable detail.

(b)      Prosecution of Actions Related to [ * ].

(i)      [ * ] has the [ * ] but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any of the [ * ] Intellectual Property in the Field, by counsel of its own choice and at its own expense. [ * ] shall cooperate with [ * ] and expense in the prosecution of such action or proceeding. If [ * ] reasonably determines that [ * ] is an indispensable Party to the action, [ * ] hereby consents to be joined and to provide all reasonably necessary cooperation. In such event, [ * ] has the right to be represented in that action by its own counsel and at its own expense. [ * ] will not, without [ * ] prior written approval (such approval not to be unreasonably refused), settle any action or proceeding or enter into any consent judgment or other voluntary final disposition with such infringer. [ * ] shall be kept advised at all times of such suit or proceedings brought by [ * ]

(ii)      If [ * ] fails to bring an action or proceeding within a period of sixty (60) days after receiving written notice from [ * ] or otherwise having knowledge of such infringement of [ * ] Intellectual Property in the Field, [ * ] has the right, but not the obligation, to bring and control any such action by counsel of its own choice and expense. If [ * ] reasonably determines that [ * ] is an indispensable Party to the action, [ * ] hereby consents to be joined, and to provide all reasonably necessary cooperation. In such event, [ * ] has the right to be represented in such action by its own counsel at its own expense. [ * ] will not, without [ * ] (such [ * ] settle any action or proceeding or enter into any consent judgment or other voluntary final disposition with such infringer. [ * ] shall be kept advised at all times of such suit or proceedings brought by [ * ].

(c)      Awards. If [ * ] brings an action for infringement by a Third Party under Section 10.2(b)(i), any damages or other monetary awards recovered by [ * ]

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall be applied first to defray the reasonable and documented costs and expenses incurred by both Parties in the action and the remainder of the recovery, if any, shall [ * ] and any remainder [ * ] shall be paid to [ * ] If [ * ] brings action for infringement by a Third Party under Section 10.2(b)(ii), any damages or other monetary awards recovered by [ * ] shall be applied first to defray the costs and expenses of both Parties incurred in the action and the remainder of the recovery, if any, shall [ * ] and any remainder [ * ] shall be paid to [ * ]

10.3.      Other Infringement. EIFFEL will retain any and all rights to pursue an action against, and control all proceeding relating to, an infringement by a Third Party of the EIFFEL Intellectual Property outside the Field. MAP will retain any and all rights to pursue an action against, and control all proceedings relating to, an infringement by a Third Party of the MAP Intellectual Property inside and outside the Field.

11.    The Parties’ Representations and Warranties.

11.1.      EIFFEL represents and warrants to MAP, as of the Effective Date, as follows:

(a)      EIFFEL has the right to enter into this Agreement and grant the licenses as granted to MAP pursuant to Section 4.1, there are no agreements between EIFFEL and any Third Party that conflict with this Agreement, EIFFEL will not enter into any agreements with Third Parties in the future that conflict with this Agreement, and it has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

(b)      Other than routine patent office examination reports, EIFFEL is not aware of litigation proceedings, oppositions, interferences or other formal challenges lodged with or by a judicial or Governmental Authority against the EIFFEL Patents or Third Party Patents or enforcement actions brought by EIFFEL against Third Parties in connection with the EIFFEL Intellectual Property or Third Party Patents.

(c)      Other than routine patent office examination reports, EIFFEL has received no written notice from a Third Party indicating that the use of the EIFFEL Intellectual Property or the Third Party Patents infringes any Third Party patent rights which would adversely affect commercializing Products in the Field in the Territory.

(d)      EIFFEL shall not take any action to terminate the Third Party Patents License Agreement as set forth in Section 19 of the Third Party Patents License Agreement without the prior written consent of MAP, such consent not to be unreasonably withheld provided that such Third Party Patents License Agreement is not or no longer being or is not expected to be used under this Agreement.

(e)      As of the Effective Date, other than the EIFFEL Patents and Third Party Patents, there are no additional Patents or Patent Applications, owned or controlled by EIFFEL that are necessary or useful to allow MAP to exercise its rights granted to it by EIFFEL under this Agreement.

(f)      Neither it, nor any of its employees, officers, contractors or consultants who will render services relating to the Product has ever been debarred or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a. If such debarment or conviction should occur during the term hereof, the Party whose

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

employees, officers, contractors or consultants has been so debarred or convicted (or is threatened with such debarment or conviction) shall promptly notify the other Party in writing and such debarment or conviction or threat thereof shall be grounds for immediate termination of this Agreement on written notice by the other Party.

11.2.      MAP represents and warrants to EIFFEL, as of the Effective Date, as follows:

(a)      MAP has the right to enter into this Agreement, there are no agreements between MAP and any Third Party that conflict with this Agreement, MAP will not enter into any agreements with Third Parties in the future that conflict with this Agreement, and it has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

(b)      MAP and its Affiliates, sublicensees, and Third Party contractors shall comply with all applicable rules and regulations regarding the development and commercialization of the Product and shall otherwise conduct such development and commercialization with due care in accordance with normal standards in the pharmaceutical industry.

12.      Mutual Indemnification.

12.1.      EIFFEL’s Right to Indemnification. Except with respect to claims for patent infringement as discussed in Section 10, MAP will indemnify, defend and hold harmless each of EIFFEL, its successors and assigns, and their respective directors, officers, employees, and agents, from and against any and all liabilities, damages, losses, settlements, penalties, fines, costs and expenses, including without limitation reasonable attorneys’ fees regardless of outcome (any of the foregoing to be referred to herein as “Damages”) of whatever kind or nature (but not including taxes), to the extent arising from any Third Party claim, action or suit based on (i) the processing, manufacture, use, sale, offer for sale, import, commercialization (including without limitation, promotion, distribution and marketing), handling, storage, transportation or disposal of the Compound, the Formulation, or the Product, including without limitation as a result of the administration of the Product to humans or any recall or market withdrawal of the Product; (ii) the negligence or intentional misconduct of MAP or any of its employees, agents or contractors, (iii) a material breach by MAP of any term of this Agreement, or (iv) a material misrepresentation by MAP under Section 11; in each case except to the extent attributable to the negligence or intentional misconduct of EIFFEL or any of its employees, agents or subcontractors, material breach by EIFFEL of any term of this Agreement, any material misrepresentation by EIFFEL under Section 11 or a violation of Law by EIFFEL or its directors, officers, employees or agents or subcontractors.

12.2.      MAP’S Right to Indemnification. Except with respect to claims for patent infringement as discussed in Section 10, EIFFEL will indemnify, defend and hold harmless each of MAP, its successors and assigns and their respective directors, officers, employees and agents from and against any and all Damages of whatever kind or nature, (but not including taxes), to the extent arising from any Third Party claim, action or suit based (i) on the manufacture of the Product Intermediate by EIFFEL or its subcontractors or contract research organizations (but excluding any Damages attributable to the Compound used in such Product Intermediate), (ii) the negligence or intentional misconduct of EIFFEL or any of

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

its employees, agents or subcontractors (iii) a material breach by EIFFEL of any term of this Agreement, or (iv) a material misrepresentation by EIFFEL under Section 11; in each case except to the extent attributable to the negligence or intentional misconduct of MAP or any of its employees, agents or subcontractors, material breach by MAP of any term of this Agreement, any material misrepresentation by MAP under Section 11 or a violation of Law by MAP or its directors, officers, employees or agents or subcontractors.

12.3.      Process for Indemnification. A Party’s obligation to defend, indemnify and hold harmless the other Party under Section 10.1 and this Section 12 shall be conditioned upon the following:

(a)      A Party seeking indemnification (the “Indemnified Party”) shall give prompt written notice of the claim to the other Party (the “Indemnifying Party”);

(b)      The Indemnified Party shall permit the Indemnifying Party to control any litigation or other proceeding relating to such claim and disposition of any such claim, including the settlement thereof, provided that (i) the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any such claim as such settlement or disposition relates to the Parties being indemnified under this Section, (ii) the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to and the written consent of the Indemnified Party if such settlement involves any remedy other than the payment of money by the Indemnifying Party, and (iii) the Indemnified Party may be represented by counsel of its own choosing at its own expense;

(c)      The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought, and shall not settle or otherwise resolve any claim without prior notice to and the written consent of the Indemnifying Party;

(d)      The Indemnified Party shall not acknowledge the validity of, compromise or otherwise settle any such claim or proceedings without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and

(e)      The Indemnified Party shall take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

12.4.      EXCEPT AS SET FORTH IN SECTION 12.2, THE MAXIMUM AGGREGATE CUMULATIVE LIABILITY OF EIFFEL UNDER THIS AGREEMENT IN RESPECT OF ANY INDEMNIFICATION OBLIGATION OR OTHERWISE SHALL NOT EXCEED [ * ].

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.5.      EXCEPT WITH RESPECT TO THE INDEMNIFICATION FOR THIRD PARTY CLAIMS PROVIDED FOR IN THIS SECTION 12 OR A BREACH OF ARTICLE 13, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

12.6.      EXCEPT AS PROVIDED IN SECTION 11.1, EIFFEL PROVIDES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCT INTERMEDIATE, EIFFEL PATENTS OR THIRD PARTY PATENTS, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

12.7.      Where this Agreement provides for the indemnification of a Party to this Agreement, such indemnification shall also apply for the benefit of such Party’s Affiliates and the employees, officers, directors and agents of any of them, acting in such capacity. Provided however, for the avoidance of doubt, such indemnification shall not apply for the benefit of a sublicensee hereunder.

12.8.      Insurance. MAP and its sublicensees at their own expense, shall maintain comprehensive general liability insurance, including product liability insurance, covering claims regarding the development, commercialization or marketing of the Product in the minimum amount of [ * ] per occurrence, and [ * ] in the aggregate, with EIFFEL named as an additional insured. Such policies shall include a provision that EIFFEL shall be given written notice of any termination or material change of such a policy. MAP and its sublicensees shall maintain such insurance for so long as it continues to develop, commercialize, or market a Product, and shall from time to time provide copies of certificates of such insurance to EIFFEL upon its request. EIFFEL agrees that such insurance coverage by MAP or its sublicensees shall not be required until the initiation of the first Phase I clinical trial for the first Product.

12.9.      Survival. This Section 12 shall survive the termination or expiration of this Agreement.

13.    Confidentiality.

Confidentiality; Exceptions. With respect to all Information or other information furnished by one Party, or its Affiliates, (the “Disclosing Party”) to the other Party, or its Affiliates, pursuant to the Nondisclosure Agreement and/or this Agreement (collectively, “Confidential Information”), the Party receiving such Confidential Information (the “Receiving Party”) shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control, use all reasonable efforts to prevent the disclosure of any Confidential Information to any other person (except to its Affiliates, employees, agents and contractors who have a need to know solely for the purposes of this Agreement and who are bound by like obligations as to confidentiality as those set forth in this Agreement), and use

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized by this Agreement. Except to the extent expressly permitted herein, neither Party shall use the other Party’s Confidential Information to apply for or secure intellectual property rights including patents. For clarity, EIFFEL agrees that it will not disclose any Confidential Information to any Affiliate or other development partner of EIFFEL except as required for EIFFEL to meet its obligations under this Agreement and MAP agrees that it will not disclose any Confidential Information to any Affiliate or other development partner of MAP except as required for MAP to meet its obligations under this Agreement. Furthermore, EIFFEL agrees that no Affiliate of EIFFEL shall use the Confidential Information of MAP disclosed to it for the purposes of developing Products containing the Compounds for use in the Field.

13.1.      These mutual obligations of confidentiality do not apply to Information or other information to the extent it is:

(a)      independently developed by the Receiving Party outside the scope and not in violation of this Agreement by employees not having access to the other Party’s Confidential Information as demonstrated by the Receiving Party’s written records;

(b)      in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the Receiving Party;

(c)      received without an obligation of confidentiality from a Third Party having the legal right to disclose such information and who is not disclosing such information on behalf of the Disclosing Party;

(d)       released by the Disclosing Party from the restrictions of this Section 13; or

(e)      was in the possession of the Receiving Party prior to its disclosure by the Disclosing Party hereunder, as demonstrated by the Receiving Party’s written records.

If disclosure of a Party’s Confidential Information is required by law, statute, rule or court order, the Receiving Party may disclose such Confidential Information provided that the Receiving Party shall use reasonable efforts to obtain confidential treatment of any such disclosure, consult with the Disclosing Party and permit the Disclosing Party to participate in seeking an appropriate protective order.

Notwithstanding the other provisions of this Section 13.1, EIFFEL and MAP may each, to the extent necessary, disclose Confidential Information of the other Party to any governmental authority, including any Regulatory Health Authority, in each case solely to (i) secure patent protection for an invention made as a result of the research and development activities undertaken by the Parties during and in the course of performing their obligations or exercising their rights under this Agreement, consistent with and permitted under Section 9 of this Agreement, or (ii) to obtain institutional or government approval to clinically test or market the Products. In addition, notwithstanding the other provisions of this Section 13.1, EIFFEL and MAP may each, to the extent necessary, disclose Confidential Information of the other Party to any subcontractor of either EIFFEL or MAP performing work under this Agreement (provided such subcontractor is subject to the provisions of this Section 13) solely

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

in order to perform research and development activities or contract manufacturing with respect to the Products.

13.2.      Return of Confidential Information. Each Party shall return or destroy all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement, except each Party may retain one (1) copy of the other’s Confidential Information in its legal files solely to the extent necessary to allow such Party to perform or enjoy any of its rights or obligations that expressly survive the termination or expiration of this Agreement.

13.3.      Survival. This Section 13 shall survive the termination or expiration of this Agreement for a period of [ * ] years.

14.    Publicity.

14.1.      Public Disclosure. The Parties agree that the initial public announcement of the execution of this Agreement shall be in a form and content that is mutually acceptable to both Parties and in accordance with the Law. The Parties contemplate that the announcement will be a press release that describes the nature and scope of this Agreement, the identity of the Parties and any other matters required to be disclosed by the Law. Subject to Section 13, either Party may publicly disclose the general nature and scope of this Agreement and the stage of development of the Products at any time during the term of this Agreement, without the consent of the other Party. All other publicity relating to this Agreement including its terms shall be as required by Law and subject to the written consent of the other Party, subject to Section 13.

14.2.      Statement Regarding This Agreement. Any information disclosed publicly by MAP relating to this Agreement, whether in the form of press releases, technical publications, regulatory filings, seminar and conference speeches, posters, interviews, videos, and other public statements regarding this Agreement, will include a prominent statement that this Agreement involves the use of the EIFFEL Intellectual Property and that Products referenced have been developed pursuant to a collaboration with EIFFEL. Any information disclosed publicly by EIFFEL related to EIFFEL Intellectual Property concerning its collaborations for the Products or Product Intermediates shall include a statement that MAP is a development partner of EIFFEL.

15.    Term And Termination.

15.1.      Term of Research and Development Obligations. The obligations of the Parties set out in Part II of this Agreement shall continue for so long as necessary to complete the research and development obligations as set forth in an applicable WP as agreed under Section 2.8.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.2.      Term of License Obligations. The license obligations of the parties as set out in Part III of this Agreement shall be for a term which commences as of the Effective Date and, unless sooner terminated as specifically provided in this Agreement, continues in effect on a country-by-country basis, until the expiration of all payment obligations (including any royalty payments) hereunder in respect of such country. For the purposes hereof, the payments due under this Agreement shall continue on a country-by-country basis, from the date of Commercial Launch of the Product in such country until the longer of (i) the duration of MAP’s payment obligation under Sections 7.2 or 7.3 or (ii) ten (10) years after Commercial Launch of the Product in such country.

15.3.      Termination by MAP. Following six months after the Effective Date, MAP may terminate this Agreement, with or without cause, effective on three (3) months written notice at any time. During such three (3) month period, MAP shall be responsible for [ * ] including [ * ] even if [ * ] EIFFEL will take commercially reasonable actions to mitigate such expenses under this Section 15.3.

15.4.      Grounds of Termination. In addition to the rights of termination provided for elsewhere in this Agreement, either Party will be entitled forthwith to terminate this Agreement by written notice to the other Party if:

(a)      that other Party commits a material breach of any of the provisions of this Agreement and fails to cure the same within one-hundred and twenty (120) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; provided, that if the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 120th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than ninety (90) days, unless otherwise agreed in writing by the Parties. Notwithstanding the foregoing, if the alleged breaching party disputes by written notice to the non-breaching party such material breach in good faith within sixty (60) days of receipt of the notice described above, the non-breaching party shall not have the right to terminate unless it has been determined in accordance with Section 16 that the Agreement was materially breached and the breaching party fails to thereafter cure such material breach within sixty (60) days of the decision of the arbitrator. The right to terminate shall be in addition to and not in substitution for any other available remedy at law or in equity; or

(b)      that other Party is or becomes subject to an Insolvency Event (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement).

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.5.      Consequences of Termination. If MAP terminates this Agreement because of EIFFEL’s material breach under Section 15.4(a) or due to an event set forth in Sections 15.4(b), the license granted pursuant to Section 4.1 shall survives such termination, subject to the payments as set forth in Sections 7.2 and 7.3. EIFFEL agrees to take such steps as may be necessary to give full force and effect to the preceding sentence. If MAP terminates this Agreement under Section 15.3 for any reason other than as set forth in Section 15.4, or if EIFFEL terminates this Agreement because of MAP’s material breach as set forth in Section 15.4(a), all license rights granted to MAP will terminate immediately, subject to the payment obligations of MAP to EIFFEL under Sections 7.2 and 7.3. MAP may dispose of any Product in its inventory at the time of termination or under production at the time of termination.

15.6.      Surviving Obligations. Termination of this Agreement shall not terminate MAP’S obligation to pay all payments due under Section 7.2 and 7.3 and other payments, which have accrued hereunder. The obligations of the Parties under Section 8 (Record Keeping, Audits and Reporting) excluding Section 8.4, Section 9 (Inventions, Know-How and Patents), Section 10 (Infringement), Section 12 (Mutual Indemnification), and Section 13 (Confidentiality) of this Agreement shall survive the termination or expiration of this Agreement. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement. Termination by a Party shall not be an exclusive remedy and all other remedies will be available to the terminating Party, in equity and at law.

16.    Dispute Resolution.

(a)      Arbitration. Except for disputes, controversies or claims relating to intellectual property rights or the scope of the license granted hereunder, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach thereof, shall be finally settled under the Australian Centre for International Commercial Arbitration rules then in force on the date of commencement of the arbitration by three (3) arbitrators appointed in accordance with those rules, provided that the arbitrators appointed have at least ten (10) years arbitration experience in the pharmaceutical industry; provided however if the parties mutually agree, such arbitration may be conducted by a single mutually agreeable arbitrator. The award rendered shall be final and binding on the parties. Judgment upon the award may be entered in any court having jurisdiction. The Parties agree that they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either Party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrators. Each Party shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrators may in their discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

(b)      Pre-Arbitration Dispute Resolution. No dispute under this Agreement shall be referred to arbitration under Section 16(a) until the following procedures in this Section 16(b) have been satisfied. The chief executive officers of EIFFEL and MAP shall meet as soon as practicable, and as reasonably requested by either Party, to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. If the dispute is not resolved by the

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

chief executive officers by written mutual agreement within [ * ] after meeting to discuss the dispute, either Party may at any time thereafter provide the other Party written notice specifying the terms of such dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Section 16(a). Such arbitration shall be initiated within [ * ] of either Party providing written notice to the other Party of its intent to institute arbitration proceedings, unless mutually agreed by the Parties to extend such time.

(c)      Provisional Remedy. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of this Agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

(d)      Disputes Related to Intellectual Property Rights and License Grants. Any and all disputes, controversies or claims relating to intellectual property rights or the scope of the licenses granted hereunder shall be subject to the courts of competent jurisdiction as set forth in Section 17.10. The Parties hereby consent to the exclusive venue and jurisdiction of such courts for such disputes, controversies or claims.

17.    Miscellaneous.

17.1.      Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

17.2.      Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder is assignable by any Party without the prior written consent of the other (which consent will not be unreasonably withheld following the conclusion of a party’s obligations under this Agreement); provided, however, that either Party may assign this Agreement and any interest hereunder in whole or in part, to any Affiliate. MAP may assign this Agreement to any successor by merger or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor (if it continues as a separate entity) will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. EIFFEL may not assign this Agreement to any successor by merger or sale of all or substantially all of its business unit without the prior written consent of the other Party. This Agreement is binding upon the successors and permitted assignees of the Parties and the name of a Party appearing herein is deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 17.2 is void.

17.3.      Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.4.      Force Majeure. Neither Party is liable to the other Party for loss or damages or, except as otherwise set forth in Section 15, has any right to terminate this Agreement for any default or delay attributable to any event beyond its reasonable control and without its fault or negligence (a “Force Majeure Event”), including but not limited to acts of God, acts of government (including injunctions), fire, flood, earthquake, strike, labor dispute, and the like. The Party affected will give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for [ * ] thereafter and the Party receiving notice shall be similarly excused from its respective obligations which it is thereby disabled from performing; provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause. If the Parties are unable to resolve a default or delay in performance of a Party’s duties under this Agreement due to an event under this Section 17.4 within [ * ] of notifying the other Party, then the Party will exert commercially reasonable efforts to find a Third Party to supply to the other Party the product or services, which are the subject of the default, at commercially reasonable prices/costs. Notwithstanding the foregoing, nothing in this Section 17.4 will excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

17.5.      Notices. All notices and other communications hereunder shall be in writing and is deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address is effective only upon receipt thereof):

If to MAP, addressed to:

MAP Pharmaceuticals, Inc.

2400 Bayshore Parkway,

Suite 200,

Mountain View, CA 94043 USA

With copy to:

Greg Peterson

Bradley Arant Rose & White LLP

1819 Fifth Avenue North

Birmingham, AL 35203-2104 USA

If to EIFFEL, addressed to:

Eiffel Technologies Limited

PO Box 1412 macquarie Centre

North Ryde, NSW, 2113

Australia

With copy to:

Jackie Solakovski

Lander & Rogers

Level 12, 600 Bourke Street

Melbourne, VIC, 3000

Australia

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.6.      Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

17.7.      Waiver. No provision of this Agreement is waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

17.8.      Counterparts. This Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one Party but both such counterparts taken together will constitute one and the same agreement.

17.9.      Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and have no force or effect in construing or interpreting any of the provisions of this Agreement.

17.10.      Governing Law. This Agreement is governed by and interpreted in accordance with the substantive laws of the State of New South Wales in Australia and each Party submits to the jurisdiction of that State.

17.11.      Severability. Whenever possible, each provision of this Agreement is interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event of such invalidity, the Parties will seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

17.12.      Entire Agreement of the Parties. This Agreement and the Exhibits attached hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties hereto, and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, and neither Party is liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement.

MAP PHARMACEUTICALS INC.	EIFFEL TECHNOLOGIES LIMITED

By: /s/ Timothy S. Nelson	By: /s/ Thomas J. Hartigan

Name: Timothy S. Nelson	Name: Thomas J. Hartigan

Title: President and CEO	Title: Chairman of Directors

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1

Specifications for the Compounds

1

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2

EIFFEL Patents

[ * ]

2

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2A

Third Party Patents

[ * ]

3

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 3

Specifications for the Formulations

4

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 4

LEFT INTENTIONALLY BLANK

5

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 5

Proposed Specification of the Product Intermediates

[ * ]
TEST	SPECIFICATION
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ]
TEST	SPECIFICATION
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ]
TEST	SPECIFICATION
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

6

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 6

Key Objectives for EIFFEL and proposed Work Plans in the Research and Development Program.

(Including Supply of Product Intermediates Prior to Commercial Launch)

No.	Objective	Target Date
[ * ] Work Plan file name [ * ]

1	[ * ]	[ * ]

2	[ * ]	[ * ]

3	[ * ]	[ * ]

4	[ * ]	[ * ]

5	[ * ]	[ * ]
[ * ] Work Plan file name [ * ]

6	[ * ]	[ * ]

7	[ * ]	[ * ]

8	[ * ]	[ * ]

9	[ * ]	[ * ]

10	[ * ]	[ * ]
[ * ] Work Plan file name [ * ]

11	[ * ]	[ * ]

7

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 6 – edition 2, 16 Sep 2005

Proposed Work Plan for [ * ]

8

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 6 – edition 2, 16 Sep 2005

Proposed Work Plan for [ * ]

9

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 6 – edition 2, 16 Sep 2005

Proposed Work Plan for [ * ]

10

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 7

Summary of Key Terms for Manufacturing and Supply Agreement

11

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 8

DEVELOPMENT MILESTONES

[ * ]

The Development Milestones shall be determined as follows, but such Development Milestones apply only for the [ * ]

MAP will [ * ] within [ * ] from the date the [ * ]

MAP will [ * ] within [ * ] from the date the [ * ]

MAP will [ * ] within [ * ] from the date the [ * ]

If the product is sublicensed by MAP, the milestones to Eiffel for any product will be [ * ]

* Under terms as set forth in Article 5.1 of this Agreement

** The timelines set forth in this Exhibit 8 are [ * ]

[ * ]

The Development Milestones shall be determined as follows, but such Development Milestones apply only for the [ * ] and only [ * ]

MAP will [ * ] within [ * ] from the date the [ * ]

MAP will [ * ] within [ * ] from the date the [ * ]

MAP will [ * ] within [ * ] from the date the [ * ]

If the product is sublicensed by MAP, the milestones to Eiffel for any product will be [ * ]

* Under terms as set forth in Article 5.1 of this Agreement

** The timelines set forth in this Exhibit 8 are subject to [ * ]

12

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.